Exhibit 10.16

SHARE TRANSFER AGREEMENT

RegenLab USA INC (Purchaser/Company) – Regen Lab SA (Seller)

Dated: 05 August 2025

This Share Transfer Agreement (this “Agreement”) is made and entered into as of 05 August 2025 (the “Effective Date”), by and between:

Regen Lab SA – a Swiss corporation with registered office at Route de l’lle-au-Bois 3, 1870 Monthey, Switzerland, registered under UID/CHE-110.064.203, acting through its duly authorized representative (the “Seller”); and

RegenLab USA INC – a Delaware corporation with its principal place of business at 95 Greene Street, Jersey City, NJ 07302, USA (the “Purchaser” or the “Company”).

Seller and Purchaser are each a “Party” and together the “Parties.”

RECITALS

A. The Company is a Delaware corporation. As of the Effective Date, Seller is the registered and beneficial owner of all issued and outstanding shares of the Company’s common stock (the “Seller Shares”), as reflected in the Company’s stock ledger.

B. The Parties desire to simplify the group structure and eliminate Seller’s residual participation in the Company. Accordingly, Seller desires to sell, and the Company desires to purchase, the Seller Shares on the terms set forth herein.

C. This Agreement is intended as an intragroup restructuring step and is entered into at the book value recorded in Seller’s statutory accounts as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein, the Parties agree as follows:

1. Definitions

Capitalized terms used but not defined in this Agreement shall have the meanings given elsewhere herein. “Closing” means the closing of the transactions contemplated by this Agreement. “Closing Date” means 05 August 2025, or such other date as the Parties may agree in writing.

2. Sale and Transfer of Shares

Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers and delivers to the Company, and the Company hereby purchases from Seller, all of Seller’s right, title and interest in and to the Seller Shares, free and clear of any liens, pledges, security interests, encumbrances or other adverse claims.

3. Purchase Price

The aggregate purchase price for the Seller Shares (the “Purchase Price”) is CHF 4,468,851.24, being the book value recorded in Seller’s statutory accounts for its participation in the Company as of the Effective Date. The Parties acknowledge that the Purchase Price reflects historical financing and accounting treatment within the group and agree to use the Purchase Price for purposes of this intra-group reorganization.

The Parties acknowledge that the Purchase Price is agreed for internal restructuring purposes and does not constitute an appraisal or third-party market valuation.

4. Payment; Vendor Loan (No Cash Movement)

At Closing, the Company shall pay the Purchase Price to Seller. The Parties intend that the Purchase Price be settled without cash movement by way of seller financing: the Company shall execute and deliver to Seller, at Closing, a separate intercompany loan agreement/promissory note (the “Intercompany Loan Agreement”) pursuant to which (i) Seller lends to the Company, and the Company borrows from Seller, the principal amount equal to the Purchase Price and (ii) the Company acknowledges that such principal amount is owed to Seller as deferred consideration for the Seller Shares.

The Intercompany Loan Agreement is intended to be denominated in CHF and to provide, inter alia, for interest at the Wall Street Journal Prime Rate without spread (initially 6.75% per annum), a 30/360 day-count convention, and amortization over five (5) years by annual instalments commencing on 05 August 2026. The execution and delivery of the Intercompany Loan Agreement shall constitute full payment of the Purchase Price at Closing.

If the Intercompany Loan Agreement is not executed at Closing for any reason, the Company shall pay the Purchase Price in immediately available funds by bank transfer to the account designated by Seller within five (5) Business Days after the Closing Date.

5. Closing; Deliverables

5.1	Closing. The Closing shall take place on the Effective Date, remotely by exchange of signatures and deliverables, unless the Parties agree otherwise in writing.

6. Representations and Warranties

6.1	Seller. Seller represents and warrants to the Company that:

(a)	it is duly organized and validly existing under Swiss law and has full corporate power and authority to enter into and perform this Agreement;

(b)	it owns the Seller Shares free and clear of any liens or adverse claims and has full right to transfer the Seller Shares to the Company;

(c)	this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable insolvency laws.

6.2	Company. The Company represents and warrants to Seller that:

(a)	it is duly incorporated and validly existing under the laws of the State of Delaware and has full corporate power and authority to enter into and perform this Agreement;

(b)	the execution and performance of this Agreement have been duly authorized by all necessary corporate action (subject to the conditions in Section 6); and

(c)	at Closing, the purchase of the Seller Shares will be made in compliance with applicable corporate law, including limitations relating to funds legally available for such purchase.

7. Taxes; Expenses

Each Party shall bear its own taxes (including any transfer taxes) and expenses incurred in connection with the negotiation, execution and performance of this Agreement, unless otherwise required by applicable law.

8. Governing Law; Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for any dispute arising out of or relating to this Agreement.

9. Miscellaneous

9.1	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions or understandings.

9.2	Amendments. Any amendment to this Agreement must be in writing and signed by both Parties.

9.3	Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original. Signatures delivered electronically (including PDF) shall be effective.

9.4	Further Assurances. Each Party shall execute and deliver such further documents and take such further actions as may be reasonably required to carry out the intent of this Agreement.

SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SELLER:		PURCHASER/COMPANY:
Regen Lab SA		RegenLab USA INC

By:	/s/ Antonino Turzi	By:	/s/ Antonino Turzi
Name:	Antonino (Antoine) Turzi	Name:	Antonino (Antoine) Turzi
Title:	CEO	Title:	CEO
Date:	05 August 2025	Date:	05 August 2025

SELLER:
Regen Lab SA

By:	/s/ Andreas Pigni
Name:	Andreas Pigni
Title:	Legal Affairs
Date:	05 August 2025

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